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                                        December 7, 1995


Norwest Advantage Funds
61 Broadway
New York, New York 10006

Dear Sirs:

     As secretary of Norwest Advantage Funds (the "Fund") and counsel for Forum Financial Services, Inc. ("Forum"), administrator of the Fund, I am familiar with the Fund's registration under the Investment Company Act of 1940 and with the registration statement relating to the shares of beneficial interest, no par value, of its separate investment portfolios that have a fiscal year ended October 31, 1995 (the "Shares"), under the Securities Act of 1933 (File No. 33-
9645) (the "Registration Statement"). I have also examined such other corporate records, agreements, documents and instruments as I deemed appropriate.


     Based upon the foregoing, it is my opinion that the Shares at the public offering price and delivered by the Fund against receipt of the net asset value of the Shares in compliance with the terms of the Registration Statement and the requirements of applicable law during the fiscal year ended October 13, 1995, were, when sold, duly and validly authorized, legally and validly issued, and fully paid and non-assessable.

     I consent to the filing of this opinion in connection with the Notice pursuant to Rule 24f-2 under the Investment Company Act of 1941 for the fiscal year ended October 31, 1995 to be filed on behalf of the Fund with the Securities and Exchange Commission.

                                        Sincerely,

                                        /s/ David I. Goldstein

                                        David I. Goldstein
                                        Counsel,
                                        Forum Financial Services, Inc.
                                        Secretary,
                                        Norwest Advantage Funds